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                                                                     Exhibit 3.1

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                INTERLIANT, INC.

                  Interliant, Inc. (hereinafter called the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:


                  The Corporation was originally incorporated under the name of Sage Networks, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 8, 1997. An Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 2, 1998. Such certificate was amended pursuant to a Certificate of Amendment of Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on July 28, 1998, a Certificate of Amendment of Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on January 26, 1999, a Certificate of Amendment of Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 2, 1999 and a Certificate of Amendment of Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on March 11, 1999. The latter Certificate of Amendment changed the name of the Corporation to Interliant, Inc.


                   1. Pursuant to Sections 242 and 245 of the Delaware General Corporation Law, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

                   2. The text of the Certificate of Incorporation of the
   Corporation is hereby restated, integrated and amended to read in its entirety as follows:
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                  FIRST:   The name of the Corporation is Interliant, Inc.

                  SECOND: The address of the registered office and registered agent in this state is Corporation Service Company, 1013 Centre Road in the City of Wilmington, County of New Castle, and the name of the registered agent at said address is Corporation Service Company.

                  THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").


                  FOURTH: The authorized capital stock of the Corporation shall consist of (i) 2,647,658 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred"), (ii) [200,000,000] shares of Common Stock, par value $.01 per share (the "Common Stock"), and (iii) [1,000,000] shares of preferred stock, par value $.01 per share (the "Preferred Stock").


                  The Corporation shall reserve at all times so long as any shares of Series A Preferred remain outstanding, free from preemptive rights, out of its treasury stock or its authorized but unissued shares of Common Stock, or both, solely for the purposes of effecting the conversion of the shares of Series A Preferred, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred.

                  The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred.

                  All shares of Common Stock which may be issued upon conversion of the shares of Series A Preferred will upon issuance by the Corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof and the Corporation shall take no action which will cause a contrary result.

                  The rights, preferences, privileges and restrictions granted to or imposed upon the Series A Preferred and the Common Stock or the holders thereof are as follows:

A.       SERIES A CONVERTIBLE PREFERRED STOCK

                  Section 1. Dividends. No dividends shall accrue on the Series A Preferred. The holders of the Series A Preferred shall be entitled to receive, out of funds legally available therefor, dividends at the same rate as dividends are paid with respect to the Common Stock (treating each share of Series A Preferred as being equal to the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred is then convertible). All numbers relating to the calculation of dividends shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event involving a change in the capital structure of the Series A Preferred.

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                  Section 2. Liquidation Preference. Subject to Section 2(d)
hereof, in the event of a Liquidity Event (as hereinafter defined), before any distribution or payment may be made with respect to the Common Stock or any other series or class of capital stock ranking on liquidation junior to the Series A Preferred, holders of each share of Series A Preferred at each holders sole option shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, as follows:

                  (a) The holders of the Series A Preferred shall be entitled to receive at each holders sole option, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, by reason of their ownership of such stock, the amount equal to the sum of $4.91 per share for each share of Series A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events involving a change in the capital structure of the Series A Preferred) plus any dividends declared but unpaid on such share (the "Liquidation Amount"), plus an additional amount equal to 8% per annum on the Liquidation Amount accrued from the date of issuance of each such share of Series A Preferred to the date of payment of the Liquidation Amount (together with the Liquidation Amount, the "Liquidation Preference. If the assets of the Corporation legally available for distribution to the holders of the Series A Preferred are insufficient to permit payment of the Liquidation Preference Amount in full to all holders of Series A Preferred, the holders of the Series A Preferred shall share ratably in any distribution of available assets to the holders of Series A Preferred pro rata in proportion to the respective Liquidation Preference Amounts each such holder would otherwise be entitled to receive if all Liquidation Preference Amounts with respect to such shares were paid in full.

                  (b) After payment has been made to the holders of the Series A Preferred of the full amounts to which they shall be entitled as set forth in
Section 2(a), then the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed on a pro rata basis on the outstanding Common Stock.

                  (c) For purposes of this Section 2, the term "Liquidity Event" shall mean any one or more of the following: (i) a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary; (ii) a sale of all or substantially all of the assets of the Corporation, or a merger or consolidation of the Corporation with or into any other entity in which the aggregate Transaction Value (as hereinafter defined) is less than or equal to $143,000,000 (other than a merger or consolidation in which shares of the Corporation's voting capital interests outstanding immediately before such merger or consolidation are exchanged or converted into or constitute shares which represent more than fifty percent (50%) of the surviving entity's voting capital interests after such consolidation or merger) or (iii) a transaction or series of related transactions in which a person or group of persons (as defined in Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) acquires beneficial ownership (as determined in accordance with Rule 13d-3 of the Exchange Act) of more than 50% of the

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voting power of the Corporation (the Liquidity Events described in (ii) and
(iii) of this clause are collectively, the "Sale Transaction Liquidity Events"); provided, however, that any reorganization, merger or consolidation involving
(1) only a change in the state of incorporation of the Corporation, (2) a merger of the Corporation with or into a wholly-owned subsidiary of the Corporation that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Corporation is substantively the surviving corporation and operates as a going concern, of another entity or corporation incorporated in the United States of America that is engaged in a business similar or related to the business of the Corporation and which does not involve a recapitalization or conversion of the Series A Preferred shall not constitute a "Sale Transaction Liquidity Event".

                  (d) Notwithstanding the foregoing, in the event of a Sale Transaction Liquidity Event in which the aggregate Transaction Value is greater than $143,000,000 (subject to the provisos set forth in Section 2(c) herein), the holders of Series A Preferred shall be entitled to receive their pro rata share of the assets or proceeds, as the case may be, as if they had converted their shares of Series A Preferred into Common Stock immediately prior to such transaction at the then applicable Conversion Price pursuant to the provisions of Section 4 hereof.

                  (e) For purposes of this Section 2, the term "Transaction Value" with respect to any transaction, shall mean the amount of consideration actually received (x) by the shareholders of the Corporation and (y) by the Corporation, in each case, with respect to such transaction; provided, however, that such aggregate consideration shall not be deemed to include (i) amounts received by the holders of options, warrants and convertible securities which are not exercisable at the time of or upon consummation of such transaction (ii) the amount of any indebtedness for borrowed money set forth on the consolidated balance sheet of the Corporation and its subsidiaries as of the last fiscal quarter prior to the consummation of such transaction) or balance sheet, if any, prepared in connection with such transaction, or (iii) contingent payments to the Corporation or its shareholders (including but not limited to "earnouts") and which, in the case of (i), (ii) and (iii), are assumed by the purchaser or an affiliate in such transaction.

                  Section 3.  Redemption.

                  (a) Within thirty days following the written request (the "Redemption Request") of a majority in interest of the holders of the Series A Preferred, which Redemption Request may be given at any time on or after the seventh anniversary of the date of initial issuance of Series A Preferred (the "Redemption Date"), the Corporation shall redeem the Series A Preferred by paying in cash therefor, $4.91 per share of Series A Preferred (as adjusted for any stock splits, stock dividends, combinations, recapitalizations, reclassifications or other similar events involving a change in the capital structure of the Series A Preferred) plus all declared but unpaid dividends on such shares (the "Redemption Price").

                  (b) At least ten (10) but no more than twenty (20) days prior to the Redemption Date written notice shall be mailed, first class postage prepaid, to each

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holder of the Series A Preferred at the address set forth in the records of the
Corporation, notifying such holder of the place at which payment may be obtained on the Redemption Date for the shares of Series A Preferred and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series A Preferred shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled.

                  (c) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred as holders of Series A Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

                  Section 4. Conversion. The holders of the Series A Preferred shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert Series A Preferred. Each share of Series A Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by multiplying each share of Series A Preferred by the quotient obtained by dividing $4.91 by the then applicable Series A Conversion Price. The price at which shares of Common Stock shall be deliverable upon conversion of the Series A Preferred (the "Series A Conversion Price") shall initially be $4.91 per share of Common Stock. Such initial Series A Conversion Price shall be subject to adjustment as hereinafter provided.

                  (b) Automatic Conversion of Series A Preferred. Each share of the Series A Preferred shall automatically be converted into shares of Common Stock at the then effective Series A Conversion Price, immediately prior to the effectiveness of a Qualifying Public Offering (as hereinafter defined) at the then applicable Series A

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Conversion Price. For purposes of this Section 4, the term "Qualifying Public
Offering" shall mean a firm commitment underwritten public offering of Common Stock by the Corporation with a nationally recognized investment banking firm, which results in gross proceeds to the Corporation equal to or greater than $30,000,000 and in which the pre-money valuation of the Corporation immediately prior to such offering is equal to or greater than $ 150,000,000. The automatic conversion of the Series A Preferred into shares of Common Stock shall be subject in all circumstances to the closing and consummation of the offer and sale of shares of Common Stock in a Qualified Public Offering.

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall (after aggregating all shares into which shares of Series A Preferred held by each holder could be converted) pay cash equal to such fraction multiplied by the market price per share of Common Stock (as determined in a reasonable manner presented by the Board of Directors) at the close of business on the date of conversion. Before any holder of Series A Preferred shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent, and shall give written notice to the Corporation at such office that the holder elects to convert all or any number of shares of the Series A Preferred represented by such certificate or certificates, provided, however, that in the event of an automatic conversion pursuant to clause (b) of this
Section 4, the outstanding shares of Series A Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at the office of the Corporation or of any transfer agent, as the case may be, to such holder of Series A Preferred, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock. Such conversion shall not terminate the rights of the holders of the Series A Preferred or Common Stock issuable upon conversion of the Series A Preferred to receive dividends which have been declared but are unpaid with respect to the Series A Preferred prior to the date of conversion. Except as provided above, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, or in the case of automatic conversion immediately prior to the close of business on the date of closing of a Qualifying Public Offering, and the person or persons entitled to receive the shares of

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Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at the close of business on such date.

         (d) Series A Preferred Conversion Price Adjustments. The Series A Conversion Price shall be subject to adjustment upon the issuance of Additional Shares of Common Stock from time to time as follows:

                  (i) Special Definitions. For purposes of this Section 4(d), the following definitions shall apply:

                      (1) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                      (2) "Original Issue Date" shall mean the date on which the first share of Series A Preferred was first issued.

                      (3) "Convertible Securities" shall mean any evidences of indebtedness, shares (other than Common Stock and Series A Preferred) or other securities convertible into or exchangeable for Common Stock.

                      (4) "Conversion Price" shall be the Series A Conversion Price.

                      (5) "Additional Shares of Common Stock" shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii) below, deemed to be issued) by the Corporation after the Original Issue Date other than shares of Common Stock issued or issuable:

                           (A) in an amount not exceeding 1,500,000 shares of
Common Stock to officers, directors and employees of, and consultants and vendors to the Corporation or any subsidiary thereof, pursuant to a stock option plan, stock purchase plan or other employee stock incentive plan approved by the Board of Directors or other stock arrangements which have been approved by the Board of Directors at prices or exercise prices determined by the Board of Directors to be not less than the fair market value of such shares, options or other stock arrangements on the date of grant thereof;

                           (B) upon conversion of shares of the Series A
Preferred or the exercise or conversion of any Options outstanding on the Original Issue Date;

                           (C) pursuant to any event for which adjustment has
already been made pursuant to this Section 4(d);

                           (D) as a dividend or distribution on the Series A
Preferred;

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                           (E) as a dividend or distribution on the Common
Stock;

                           (F) upon any subdivision or split up of Common Stock;

                           (G) upon any capital reorganization of the
Corporation; or

                           (H) up to an aggregate of 9,214,344 shares as all or
a portion of the consideration for acquisitions by the Corporation pursuant to the Corporation's acquisition strategy in effect on the Original Issue Date.

                  (ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price, in effect on the date of and immediately prior to such issue.

                  (iii) Deemed Issue of Additional Shares of Common Stock. Except as provided in Section 4(d)(i)(5) above, in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 4(g)(v) below) of such Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (1) no further adjustment in the Conversion Price
shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (2) if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the initial Conversion Price thereof set forth in Section

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4(a) above (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                    (3) on the expiration or cancellation of any
Options or the termination of the right to convert or exchange any Convertible Securities which shall have not been exercised, if the Conversion Price shall have been adjusted upon the original issuance thereof or shall have been subsequently adjusted pursuant to clause (2) above, the Conversion Price shall be recomputed as if the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefore was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged plus the consideration actually received by the Corporation upon such conversion or exchange, if any; and

                                    (4) no readjustment pursuant to clause (2)
or clause (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the initial Conversion Price on the original adjustment date (unless the Conversion Price is increased above the initial Conversion Price pursuant to Section 4(e)(2) or (e)(4)), or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than those the subject of such adjustments) between the original adjustment date and such readjustment date; and

                           (iv) Adjustment of Conversion Price Upon Issuance of
Additional Shares of Common Stock. In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 4(d)(iii), but excluding stock dividends, subdivisions or split-ups that are the subject of adjustment pursuant to Section 4(e)) without consideration or for a consideration per share less than the Conversion Price applicable on and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price in effect on the date of and immediately prior to such issue by a fraction, the numerator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue (on a fully diluted as converted basis), including without limitation the number of shares of Common Stock issuable upon conversion of the Series A Preferred outstanding immediately prior to such issue and (ii) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price in effect on the date of and immediately prior to such issue; and the denominator of which shall be the sum of (i) the number of shares of Common Stock outstanding immediately prior to such issue (on a fully diluted as converted basis), including without limitation the


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number of shares of Common Stock issuable upon conversion of the Series A
Preferred outstanding immediately prior to such issue and (ii) the number of such Additional Shares of Common Stock so issued.

                           (v) Determination of Consideration. For purposes of
this Section 4(g), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                    (1) Cash and Property. Such consideration
shall:

                                            (A) insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation;

                                            (B) insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                            (C) in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

                                    (2) Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4(d)(ii) and 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

                                            (A) the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the (ii) aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                            (B) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (e) Adjustment of Conversion Price of Series A Preferred. The Series A Conversion Price shall be subject to adjustment from time to time as follows:

                           (1) Adjustments for Subdivisions of Common Stock. If
the number of shares of Common Stock outstanding at any time after filing this Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of


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Delaware is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split up of stock, then the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such dividend, subdivision or split up, be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred shall be increased in proportion to such increase of outstanding shares of Common Stock.

                           (2) Adjustments for Combinations of Common Stock. If
the number of shares of Common Stock outstanding at any time after filing this Certificate of Amendment to Certificate of Incorporation with the Secretary of State of the State of Delaware is decreased by a combination of the outstanding shares of Common Stock, then the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such combination, be proportionately increased so that the number of shares of Common Stock issuable upon conversion of each share of Series A Preferred shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

                           (3) Adjustments for Stock Dividends and Other
Distributions. In the event the Corporation at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution (excluding any repurchases of securities by the Corporation not made on a pro rata basis from all holders of any class of the Corporation's securities) payable in property or in securities of the Corporation other than shares of Common Stock, then and in each such event the holders of Series A Preferred shall receive at the time of such distribution, the amount of property or the number of securities of the Corporation that they would have received had their Series A Preferred been converted into Common Stock on the date of such event.

                           (4) Adjustments for Reclassification, Exchange and
Substitution. Except as provided in Section 2 upon a Liquidity Event, if the Common Stock issuable upon conversion of the Series A Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), each share of Series A Preferred shall thereafter be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change. In addition, to the extent applicable in any reorganization or recapitalization, provision shall be made so that the holders of the Series A Preferred shall thereafter be entitled to receive upon conversion of the Series A Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization.

                  (f) Amendments to Certificate of Incorporation. The Corporation shall not amend its Certificate of Incorporation without the approval, by vote or written


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consent, by the holders of at least 66 2/3% of the then outstanding shares of
Series A Preferred, voting together as a separate class, if such amendment would
(x) amend, alter or change any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of Series A Preferred, (y) increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred or (iii) create any new class of equity securities having rights and preferences senior to or on a parity with the Series A Preferred with respect to voting, dividends or liquidation preference.

                  (g) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price pursuant to Section 4(d), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred. Notwithstanding the foregoing, no adjustment of the Series A Conversion Price shall be made if the amount of any such adjustment would be an amount less than $1.00, but any such amount shall be carried forward and an adjustment with respect thereof shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount(s) so carried forward, shall aggregate an increase or decrease of $1.00 or more.

                  (h) Notices of Record Date. In the event that the Corporation shall propose at any time:

                           (i) to declare any dividend or distribution upon its
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                           (ii) to offer for subscription pro rata to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                           (iii) to effect any reclassification or
recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

                           (iv) to merge or consolidate with or into any other
corporation, or sell, lease or convey all or substantially ail its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred:

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
                                    (1) at least twenty (20) days' prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                                    (2) in the case of the matters referred to
in (iii) and (iv) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

                  Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to the holders of Series A Preferred at the address for each such holder as shown on the books of the Corporation.

                  Section 5. Voting. Except as may be otherwise provided in these terms of the Series A Preferred or by law, the Series A Preferred shall vote together with all other classes and series of voting stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred is then convertible pursuant to Section 4 hereof.

B.       COMMON STOCK

                  All shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

                  Section 1. Dividends. When, as and if dividends are declared thereon, whether payable in cash, property or securities of the Corporation, the holders of Common Stock will be entitled to share equally in and receive, in accordance with the number of shares of Common Stock held by each such holder, such dividends. Dividends payable under this Section 1 shall be paid to the holders of record of the outstanding Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend. Any Common Stock issued as a dividend pursuant to this Section 1 shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.

                  Notwithstanding anything contained herein to the contrary, no dividends on Common Stock shall be declared by the Corporation's Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment, or setting apart is prohibited by applicable law.

                  Section 2. Voting Rights. Each holder of the Common Stock shall be entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.

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
                  Section 3. Other Rights. Except for and subject to those rights expressly granted to the holders of Series A Preferred, or as otherwise provided herein, and except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders, including, without limitation, (a) the right to receive dividends, when, as and if declared by the Board of Directors, out of assets lawfully available therefor, and (b) in the event of any distribution of assets upon a liquidation, dissolution or winding up or otherwise, the right to receive ratably and equally with all other holders of Common Stock all of the assets and funds of the Corporation remaining after the payment to the holders of the Series A Preferred, of the specific amounts which they are entitled to receive upon such liquidation, dissolution or winding up. For the purposes of this
Section 3, neither the consolidation, combination or merger of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation receive cash or capital stock and/or other securities (including debt securities) of the acquiring corporation (or of the direct or indirect parent corporation of the acquiring corporation), nor the sale, lease, or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation.

C.       PREFERRED STOCK

                  Subject to Section A.4(f) of this Paragraph Fourth, the Board of Directors (or a duly authorized committee thereof) is hereby expressly authorized to provide for, designate and issue, out of the authorized but unissued shares of Preferred Stock, one or more series of Preferred Stock which shall have the powers, terms, conditions, designations, preferences and privileges, the relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, if any, as provided herein. Before any shares of any such series are issued, the Board of Directors (or a duly authorized committee thereof) shall fix, and is hereby expressly empowered to fix, as to the shares of any such series:

                  (a) the designation of such series, the number of shares to constitute such series and the stated value thereof, if different from the par value thereof;

                  (b) whether the shares of such series shall have voting rights or powers, in addition to any voting rights required by law and, if so, the terms of such voting rights or powers, which may be full or limited;

                  (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, the preferences or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of this class;

                  (d) whether the shares of such series shall be subject to redemption by the Corporation and, if so, the times, prices and other conditions of such redemption;

                  (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the liquidation, dissolution or winding up, or upon any distribution of the assets, of the Corporation;

                  (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to which and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

                  (g) whether the shares of such series shall be convertible into or exchangeable for shares of stock of any other class or any other series of this class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

                  (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or shares of stock of any other class or any other series of this class;

                  (i) the conditions or restrictions, if any, to be effective while any shares of such series are outstanding upon the creation of indebtedness of the Corporation or upon the issue of any additional stock, including additional shares of such series or of any other series of this class or of any other class; and

                  (j) any other powers, designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations, or restrictions thereof.

                   The powers, designations, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors is hereby expressly authorized from time to time to increase (but not above the total number of shares thereof then outstanding) the number of shares of Preferred Stock designated to any one or more series of Preferred Stock pursuant to this Section C of this Paragraph Fourth.

                  Fifth: A. Board of Directors. The number of directors of the Corporation shall consist of not less than five (5) nor more than fifteen (15) directors. The exact number of directors shall be determined from time to time by a resolution or resolutions adopted by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies or by resolution adopted by the stockholders. Directors (whether elected at an annual meeting or to fill a vacancy or otherwise) shall hold office for a term expiring at the next annual meeting of stockholders of the Corporation, at which meeting their successors will be elected. Directors shall hold office until their successors are duly elected and qualified, subject, however, to a director's prior death, resignation, disqualification or removal from office. Any additional director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the existing directors, but in no case shall a decrease in the number of directors shorten the term of any incumbent directors.

                  B. Removal of Directors. A director may be removed from office, either with or without cause, by the affirmative vote of the holders of a majority of the combined voting power of all outstanding shares of stock then entitled to vote generally in the election of directors, voting as a single class.

                  Sixth: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and in furtherance and, except as specifically set forth in this Paragraph, not in limitation of the powers of the Corporation and of its directors and stockholders conferred by statute:

                  (1) Subject to the provisions of Paragraph Eleventh hereof, the Board of Directors shall have power without (except as provided by applicable law) the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the By-laws of the Corporation; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; to fix the times for the declaration and payment of dividends; and to set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve.

                  (2) In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the laws of the state of Delaware, this Amended and Restated Certificate of Incorporation and the Corporation's By-laws, as in effect from time to time.

                  SEVENTH: The books and records of the Corporation may be kept (subject to any mandatory requirement of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or by the By-laws of the Corporation.

                  EIGHTH: No director shall be liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing does not eliminate or limit any liability that may exist with respect to (1) a breach of the director's duty of loyalty to the Corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) liability under Section 174 of the DGCL or (4) a transaction from which the director derived an improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation's directors to the

Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as in effect on the date hereof and as such Section may be amended after the date hereof to the extent such amendment permits such liability to be further eliminated or limited. No amendment, modification or repeal of this Paragraph Eighth shall adversely affect any right or protection of a director that exists at the time of such amendment, modification or repeal.

                  NINTH: Subject to the provisions of Section A.4(f) of Paragraph Fourth, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights herein conferred upon stockholders or directors are granted subject to this reservation.

                  TENTH: Following the consummation of an initial public offering of Common Stock or any transaction or event as a result of which any Common Stock is listed on a national securities exchange or registered under
Section 12 of the Securities Exchange Act of 1934, as amended, any action required or permitted to be taken by the stockholders of the Corporation must be affected at a duly called annual or special meeting of stockholders of the Corporation, or by a consent in writing to the taking of such action if provision for such consent is made in the Corporation's By-laws.

                  ELEVENTH: In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time the By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter, amend and repeal By-laws adopted by the Board of Directors.

                   3. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL. The Board of Directors adopted resolutions setting forth this Amended and Restated Certificate of Incorporation, declaring its advisability and directing its consideration by the stockholders of the Corporation. A majority of the stockholders of the Corporation duly approved this Amended and Restated Certificate of Incorporation in accordance with Section 242 of the DGCL by executing a Waiver of Meeting of Stockholders and Majority Written Consent to Adoption of Resolutions pursuant to Section 228 of the DGCL, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendments.

                  IN WITNESS WHEREOF, Interliant, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its ---------------------- and attested to by its Secretary and caused the corporate seal of the Corporation to be hereunto affixed this ---- day of May, 1999.





                                                --------------------------------
                                                Name:
                                                Title:


Attest:



---------------------------
Secretary


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